Exhibit 1.01

Conflict Minerals Report
as required by Items 1.01 and 1.02 of Form SD

The Conflict Mineral Report for BorgWarner Inc. ("BorgWarner", "we") is provided in accordance with Rule 13p-1 under the Securities and Exchange Commission Act of 1934 for the reporting period January 1, 2014 to December 31, 2014. We maintained a cross-functional Conflict Minerals ("CM") team, reviewed BorgWarner's CM statement and carried out a process to contact all suppliers of materials identified using BorgWarner's Enterprise Approved Sourcing List ("the EASL") and supplemental supplier data. Based on the data collected, BorgWarner did not determine that tin, tantalum, tungsten or gold ("3TG") originated from the Conflict Region.

1.	Conflict Minerals Statement

BorgWarner is committed to continuing to operate in a socially responsible manner and expects suppliers throughout its supply chain to supply products and materials from socially responsible sources. To that end, the Company has developed a conflict minerals statement that has been provided to all suppliers and can be found on our internet website at www.borgwarner.com.

2. Steps Taken to Determine Origin of Tin, Tantalum, Tungsten, and/or Gold in the Supply Chain

•	BorgWarner's cross-functional team to address CM reporting is composed of representatives from Global Supply Chain Management, Finance, Sales and Marketing, Information Technology and Law.

•	BorgWarner reviewed its standard purchase order terms and conditions and concluded that those requirements encompass supplier responsibility to provide CM reporting information.

•	The EASL and other supplier data were reviewed and refined by each manufacturing plant on a Company-wide basis.

•	The Global Supply Chain Management team contacted direct material suppliers and determined that 2,053 suppliers should respond to CM information requests for 2014.

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Suppliers were requested to provide a contact person for conflict mineral matters and to respond via iPoint or the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative Conflict Minerals Reporting Template as to whether they supplied products containing 3TG, and if so, the origin of the 3TG.

•	Follow-up questions were submitted to suppliers through early 2015 to better understand whether products they supply to us contain 3TG, and if so, to better trace the origin of those materials.

3.     Results for Calendar Year 2014

•	Approximately 85% of suppliers from whom CM information was required responded to information requests in 2014.

•	Approximately 21% of the total responded that the products they provide do contain 3TG.

•	Based on responses provided to our Reasonable Country of Origin Inquiry, we have no reason to believe that 3TG in our products may have originated in the Conflict Region.

4.    Steps BorgWarner Has Taken or Will Take Since the End of Calendar Year 2014

•	For the 2015 calendar year, BorgWarner is requiring suppliers to provide responses to BorgWarner's country of origin inquiries solely through the iPoint system.

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Based on our evaluation of a supplier's response, we may conduct a more thorough due diligence inquiry, which may include follow-up questions to the supplier and the supplier's sub-suppliers within the supply chain, a review of any mine or smelter certification, a review of specifications and similar activities designed to determine the source of 3TG and whether that source directly or indirectly aids armed groups in the Conflict Region.

•	BorgWarner will continue to monitor the state of conflict in the Conflict Region and the availability of conflict-free smelters.

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Due to the breath and complexity of BorgWarner’s products and respective supply chain, it will take time for many of our suppliers to verify the origin of 3TG in the products they supply to us. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard Conflict-Free Sourcing Initiative/Conflict-Free Smelter program, and continuing our outreach efforts we hope to further develop information from our downstream suppliers.

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Having received two years of CM information from its suppliers, BorgWarner will reduce the scope of its inquiry by removing from its inquiry list those suppliers who have certified for two years that the products they supply to BorgWarner do not contain 3TG.

This Conflict Minerals Report was not subjected to an independent private sector audit as none is required pursuant to paragraph (c)(1)(iv) of the instructions to Item 1.01.

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